UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-230070

3FORCES INC.

 (Exact name of registrant as specified in its charter)

7702 E Doubletree Ranch Road, Suite 300 Scottsdale, Arizona 85258 480-902-3062
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.0001 par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐	Rule 12h 3(b)(1)(ii)	☒
Rule 12g-4(a)(2)	☐	Rule 15d-6	☐
Rule 12h-3(b)(1)(i)	☐	Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 325

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, 3Forces, Inc. has duly caused this notice to be signed on its behalf by the undersigned hereunto duly authorized.

3Forces, Inc. (Registrant)

Date: February 13, 2024	By:	/s/ Keith Wong
Keith Wong
Chief Executive Officer